Exhibit 99.1

P.O. Box 25099 ■ Richmond, VA 23260 ■ Phone: (804) 359-9311 ■ Fax: (804) 254-3594

P R E S S   R E L E A S E

CONTACT:	Karen M. L. Whelan	RELEASE:	2:15 p.m. ET
Phone: (804) 359-9311
Fax: (804) 254-3594
Email: investor@universalleaf.com

Universal Corporation Announces First Quarter Results

Richmond, VA, August 7, 2007 / PRNEWSWIRE

Allen B. King, Chairman and Chief Executive Officer of Universal Corporation (NYSE:UVV), announced that income from continuing operations for the first quarter of fiscal year 2008, which ended on June 30, 2007, was $18.2 million, or $0.52 per diluted share. That performance represented a significant improvement over last year’s results, which reflected a loss of $13.7 million, or $0.67 per diluted share, from continuing operations. First quarter earnings in fiscal year 2008 included about $3.3 million in restructuring costs ($0.08 per diluted share) related to the cost of reducing staff in the Company’s Canadian operations and in its flue-cured growing projects in Africa. Last year’s first quarter included impairment charges of $12.3 million ($0.48 per diluted share) on long-lived assets used in tobacco growing projects in Zambia. Last year, management also determined that it was not likely to realize tax benefits associated with prior year losses in Zambia, and accordingly, recorded a $4.9 million valuation allowance on deferred tax assets. The total effect of these issues related to Zambia was a reduction of net income of $17.2 million, or $0.67 per diluted share in fiscal year 2007. Results for the first quarter were significantly improved over those of last year due to the net change in restructuring and impairment charges, timing differences related to both currency effects and shipments, operational improvements, net interest expense savings, and a lower effective income tax rate. These gains were offset in part by lower carryover sales and the absence of last year’s one-time sales by the North America segment, as well as additional provisions related to flue-cured growing projects in Africa. Revenues for the quarter were about $450 million, which represented a slight increase over last year. Net income for the quarter, including results from discontinued operations, was $18.7 million, or $0.54 per diluted share, compared to a loss of $2.3 million, or $0.23 per diluted share last year.

Mr. King noted, “We are continuing to work on our operations amid new challenges. This year we are facing very tight supply of burley tobacco, which has been exacerbated by short crops in Africa, as well as the challenges of controlling costs in the face of the weakening U.S. dollar. Our improvements in the first quarter reflect our efforts to address those issues. As we said in June, we have reduced our Brazilian flue-cured production and the quality of the crop is better, but the smaller burley crops in Africa along with higher costs in most of the major producing areas of the world are presenting challenges. The U.S. dollar continues to be weak against many currencies and, although we work with our customers to mitigate the effect of that where we can, it remains a source of higher costs in many areas. We recognized benefits this quarter of forward currency exchange contracts that we entered in coordination with certain customer sales contracts. Upon later sale of the tobacco, the higher cost caused by the weak U.S. dollar will be apparent. African operations are experiencing margin difficulties on current crop production as unit costs have risen primarily due to smaller crops coupled with much higher prices to farmers, especially in Malawi and Mozambique. Most of this tobacco will be shipped later in the year. In addition, as we noted last year, our North American operations benefited from the higher sales volume associated with the sale of old-crop burley tobacco, and those volumes will not recur this year. Tobacco

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production in Canada has fallen severely over the last few years and is forecast to decline by about one third for fiscal year 2008. We recognized some restructuring costs related to that operation and our flue-cured growing operations in Africa this quarter. However, impairment and restructuring costs in fiscal year 2008 should be significantly below the levels seen over the last two years. We believe that we have been taking the necessary actions to improve our performance for the long term.”

The North America segment of the flue-cured and burley operations reported a $5.2 million loss for the quarter, which is a seasonally low operating period. As expected, the results were lower than last year primarily because of several one-time sales in the first quarter last year, as well as lower carry-over sales this year and lower sales of Canadian tobacco because of the significant reduction of the Canadian crop. Those factors also caused revenues for this segment to fall by more than half to $34.8 million from $81.4 million last year.

The Other Regions segment of the flue-cured and burley operations earned $32.3 million, more than double the results of the same quarter in fiscal year 2007. The operations generally experienced higher unit costs due to smaller crop sizes and the weakness of the U.S. dollar. In South America, results benefited from lower provisions against farmer receivables and currency remeasurement gains on receivables for both farmer funding and local value-added tax. Margins there declined primarily due to product mix during the quarter, but the Company was able to offset some of the effect of the weakness of the U.S. dollar through forward currency exchange contracts related to certain customer sales contracts. The forward contracts were not accounted for as hedges, and mark-to-market gains were included in income as they occurred. In Africa, results improved primarily due to higher volumes of old crop tobacco shipped. Those improvements were partially offset by additional write-offs of approximately $5 million related to flue-cured growing projects there. Results of European operations improved on higher volumes in several areas, primarily due to changes in shipment timing. Despite currency remeasurement gains this year, results for Asia declined due to delays in customer shipments until later in fiscal year 2008. Revenues for the Other Regions segment increased by about 10% to $340 million due to higher volumes in South America and Europe and higher prices in South America, mostly due to the weak U.S. dollar.

Universal’s Other Tobacco Operations segment also saw significant improvement this quarter, reporting segment operating earnings of $7.1 million compared to $2.0 million last year. Results for dark air-cured operations declined primarily due to timing differences as last year’s results for that group included benefits from carryover sales and some shipments in the current year have been delayed. In addition, the effects of last year’s flooding in the Philippines were reflected in the current year sales, but were offset in part by exchange gains there. Earnings of the oriental business benefited from shipment timing, remeasurement gains on farmer advances, and a one-time gain on the sale of investment securities.

Selling, general and administrative expenses, which are included in segment operating results, fell by $14.2 million. In fiscal year 2008, these expenses were net of $4.8 million in currency remeasurement benefits from several origins as well as transaction gains of approximately $7.5 million, which included approximately $6 million from forward currency exchange contracts related to customer sales contracts. Last year, currency exchange items totaled a loss of $1.7 million. In addition, provisions against farmer advances are recorded under this caption, and those provisions were about $2 million lower than last year.

The Company recorded higher interest income and lower interest expense as a result of funds provided by tobacco operations, the sale of its non-tobacco businesses, and stock option exercises, all since June 30, 2006. Net interest savings during the quarter were $5.4 million before taxes. The effective income tax rate, at 38.5%, is higher than the U.S. federal statutory income tax rate primarily because of excess foreign taxes recorded in countries where the tax rates exceed U.S. rates. In addition, the restructuring charges provided tax benefits at a rate that was lower than the statutory rate, which increased the effective tax rate for the quarter. For the full fiscal year, the rate is expected to be 37.5%. The effective tax rate last year was 160%. The Company did not record any tax benefit on its $12.3 million asset impairment charge in last year’s quarter since management believed that

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Universal Corporation

it would be unable to utilize the net operating loss carryforward generated by the charge. The $4.9 million valuation allowance on deferred tax assets associated with Zambia also increased last year’s effective tax rate.

Additional information

This information includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that any statements contained herein regarding earnings and expectations for its performance are forward-looking statements based upon management’s current knowledge and assumptions about future events, including anticipated levels of demand for and supply of its products and services; costs incurred in providing these products and services; timing of shipments to customers; changes in market structure; and general economic, political, market, and weather conditions. Actual results, therefore, could vary from those expected. A further list and description of these risks, uncertainties and other factors can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007 and in other documents the Company files with the Securities and Exchange Commission. This information should be read in conjunction with the Annual Report on Form 10-K for the year ended March 31, 2007.

At 5:00 p.m. (Eastern Time) today, the Company will host a conference call to discuss these results. Those wishing to listen to the call may do so by visiting www.universalcorp.com at that time. A replay of the webcast will be available at that site for three months. A taped replay of the call will also be available for one week by dialing (888) 203-1112. The confirmation number to access the replay is 140219.

Headquartered in Richmond, Virginia, Universal Corporation is one of the world’s leading tobacco merchants and processors and conducts business in more than 35 countries. Its revenues from continuing operations for the fiscal year ended March 31, 2007, were $2.0 billion. For more information on Universal Corporation, visit its web site at www.universalcorp.com.

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Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands of dollars, except per share data)

	Three Months Ended June 30,
	2007	2006
	(Unaudited)
Sales and other operating revenues	$450,217	$446,917
Costs and expenses
Cost of goods sold	366,049	362,642
Selling, general and administrative expenses	51,107	65,300
Restructuring and impairment costs	3,304	12,289

Operating income	29,757	6,686
Equity in pretax earnings (loss) of unconsolidated affiliates	1,143	(3,540)
Interest income	4,288	667
Interest expense	11,391	13,172

Income (loss) before income taxes and other items	23,797	(9,359)
Income taxes	9,156	5,616
Minority interests, net of income taxes	(3,537)	(1,248)

Income (loss) from continuing operations	18,178	(13,727)
Income from discontinued operations, net of income taxes	530	11,379

Net income (loss)	18,708	(2,348)

Dividends on convertible perpetual preferred stock	(3,713)	(3,547)

Earnings (loss) available to common shareholders	$14,995	$(5,895)

Basic earnings (loss) per common share:
From continuing operations	$0.53	$(0.67)
From discontinued operations	0.02	0.44

Net income (loss)	$0.55	$(0.23)

Diluted earnings (loss) per common share:
From continuing operations	$0.52	$(0.67)
From discontinued operations	0.02	0.44

Net income (loss)	$0.54	$(0.23)

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands of dollars)

	June 30, 2007	June 30, 2006	March 31, 2007
	(Unaudited)	(Unaudited)
ASSETS
Current
Cash and cash equivalents	$320,764	$85,495	$358,236
Accounts receivable, net	213,100	189,148	261,106
Advances to suppliers, net	66,717	141,325	113,396
Accounts receivable—unconsolidated affiliates	47,343	25,051	37,290
Inventories—at lower of cost or market:
Tobacco	814,564	812,489	595,901
Other	45,713	55,801	40,577
Prepaid income taxes	9,036	4,190	8,760
Deferred income taxes	22,824	22,264	25,182
Other current assets	54,099	67,857	62,480
Current assets of discontinued operations	8,295	638,243	42,437

Total current assets	1,602,455	2,041,863	1,545,365
Property, plant and equipment
Land	16,795	17,404	16,640
Buildings	242,966	256,138	241,410
Machinery and equipment	519,097	525,104	512,586

	778,858	798,646	770,636
Less accumulated depreciation	(422,401)	(401,324)	(410,478)

	356,457	397,322	360,158
Other assets
Goodwill and other intangibles	104,371	105,797	104,284
Investments in unconsolidated affiliates	105,931	94,766	104,316
Deferred income taxes	78,285	92,457	81,003
Other noncurrent assets	130,343	142,125	133,696
Noncurrent assets of discontinued operations	—	231,628	—

	418,930	666,773	423,299

Total assets	$2,377,842	$3,105,958	$2,328,822

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands of dollars)

	June 30, 2007	June 30, 2006	March 31, 2007
	(Unaudited)	(Unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current
Notes payable and overdrafts	$124,221	$351,574	$131,159
Accounts payable	259,117	226,742	220,181
Accounts payable—unconsolidated affiliates	27	2,640	644
Customer advances and deposits	132,434	187,064	133,608
Accrued compensation	15,874	16,981	18,519
Income taxes payable	12,863	11,646	11,549
Current portion of long-term obligations	164,000	8,534	164,000
Current liabilities of discontinued operations	2,757	308,723	13,314

Total current liabilities	711,293	1,113,904	692,974
Long-term obligations	398,122	761,520	398,952
Pensions and other postretirement benefits	103,218	94,375	100,004
Other long-term liabilities	86,728	78,229	70,528
Deferred income taxes	30,663	29,364	29,809
Noncurrent liabilities of discontinued operations	—	31,231	—

Total liabilities	1,330,024	2,108,623	1,292,267
Minority interests	2,286	17,374	5,822
Shareholders’ equity
Preferred stock:
Series A Junior Participating Preferred Stock, no par value, 500,000 shares authorized, none issued or outstanding	—	—	—
Series B 6.75% Convertible Perpetual Preferred Stock, no par value, 5,000,000 shares authorized, 219,999 shares issued and outstanding (220,000 at June 30, 2006, and March 31, 2007)	213,023	213,024	213,024
Common stock, no par value, 100,000,000 shares authorized, 27,356,307 shares issued and outstanding (25,748,306 at June 30, 2006, and 26,948,599 at March 31, 2007)	196,809	124,032	176,453
Retained earnings	674,303	681,020	682,232
Accumulated other comprehensive loss	(38,603)	(38,115)	(40,976)

Total shareholders’ equity	1,045,532	979,961	1,030,733

Total liabilities and shareholders’ equity	$2,377,842	$3,105,958	$2,328,822

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of dollars)

	Three Months Ended June 30,
	2007	2006
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES OF CONTINUING OPERATIONS:
Net income (loss)	$18,708	$(2,348)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities of continuing operations:
Net income from discontinued operations	(530)	(11,379)
Depreciation	10,813	12,797
Amortization	393	698
Provisions for losses on advances and guaranteed loans to suppliers	780	2,650
Restructuring and impairment costs	3,304	12,289
Other, net	(2,469)	5,620
Changes in operating assets and liabilities, net	(73,597)	(31,805)

Net cash provided (used) by operating activities of continuing operations	(42,598)	(11,478)

CASH FLOWS FROM INVESTING ACTIVITIES OF CONTINUING OPERATIONS:
Purchase of property, plant and equipment	(6,851)	(7,140)
Proceeds from sale of business, less cash of business sold	25,156	—
Proceeds from sale of property, plant, and equipment and other	110	294

Net cash provided (used) by investing activities of continuing operations	18,415	(6,846)

CASH FLOWS FROM FINANCING ACTIVITIES OF CONTINUING OPERATIONS:
Issuance (repayment) of short-term debt, net	(13,761)	36,383
Issuance of convertible perpetual preferred stock, net of issuance costs	—	19,478
Issuance of common stock	15,773	—
Dividends paid on convertible perpetual preferred stock	(3,713)	(3,547)
Dividends paid on common stock	(12,054)	(11,072)
Other	(1)	—

Net cash provided (used) by financing activities of continuing operations	(13,756)	41,242

Net cash provided (used) by continuing operations	(37,939)	22,918

CASH FLOWS FROM DISCONTINUED OPERATIONS:
Net cash provided by operating activities of discontinued operations	3,149	21,359
Net cash used by investing activities of discontinued operations	(5)	(6,001)
Net cash used by financing activities of discontinued operations	(2,443)	(11,482)

Net cash provided by discontinued operations	701	3,876

Effect of exchange rate changes on cash	65	92

Net increase (decrease) in cash and cash equivalents	(37,173)	26,886
Cash and cash equivalents of continuing operations at beginning of year	358,236	62,486
Cash and cash equivalents of discontinued operations at beginning of year	239	4,146
Less: Cash and cash equivalents of discontinued operations at end of period	538	8,023

Cash and cash equivalents at end of period	$320,764	$85,495

See accompanying notes.

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Universal Corporation

NOTE 1. BASIS OF PRESENTATION

Universal Corporation, with its subsidiaries (“Universal” or the “Company”), is one of the world’s leading leaf tobacco merchants and processors. The Company previously had operations in lumber and building products and in agri-products. The lumber and building products businesses, along with a portion of the agri-products operations, were sold on September 1, 2006. In December 2006, the Company adopted a plan to sell the remaining agri-products operations. One of those agri-products businesses was sold in January 2007, another was sold in May 2007, and an agreement has been entered to sell the assets of the remaining business with completion of the sale expected during fiscal year 2008. The lumber and building products operations and the agri-products operations are reported as discontinued operations for all periods in the accompanying financial statements.

Because of the seasonal nature of the Company’s business, the results of operations for any fiscal quarter will not necessarily be indicative of results to be expected for other quarters or a full fiscal year. All adjustments necessary to state fairly the results for the period have been included and were of a normal recurring nature. Certain amounts in prior year statements have been reclassified to conform to the current year presentation. This Form 10-Q should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007.

NOTE 2. GUARANTEES AND OTHER CONTINGENT LIABILITIES

Guarantees of bank loans to growers for crop financing and construction of curing barns or other tobacco producing assets are industry practice in Brazil and support the farmers’ production of tobacco there. At June 30, 2007, total exposure under subsidiaries’ guarantees issued for banking facilities of Brazilian farmers was approximately $170 million. About 56% of these guarantees expire within one year, and nearly all of the remainder expire within five years. The Company withholds payments due to the farmers on delivery of tobacco and forwards those payments to the third-party bank. Failure of farmers to deliver sufficient quantities of tobacco to the Company to cover their obligations to third-party banks could result in a liability for the Company under the related guarantee; however, in that case, the Company would have recourse against the farmers. The maximum potential amount of future payments that the Company’s subsidiary could be required to make is the face amount, $170 million, and any unpaid accrued interest. The accrual recorded for the value of the guarantees was approximately $9 million and $8 million at June 30, 2007 and 2006, respectively, and approximately $10 million at March 31, 2007.

Various subsidiaries of the Company are involved in litigation incidental to their business activities. While the outcome of these matters cannot be predicted with certainty, management is vigorously defending the claims and does not currently expect that any of them will have a material adverse effect on the Company’s financial position. However, should one or more of these matters be resolved in a manner adverse to management’s current expectation, the effect on the Company’s results of operations for a particular fiscal reporting period could be material.

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Universal Corporation

NOTE 3. EARNINGS PER SHARE

The following table sets forth the computation of earnings per share for the three-month periods ended June 30, 2007 and 2006.

	Three Months Ended June 30,
	2007	2006
(In thousands, except per share data)
Basic Earnings (Loss) Per Share
Numerator for basic earnings (loss) per share
From continuing operations:
Income (loss) from continuing operations	$18,178	$(13,727)
Less: Dividends on convertible perpetual preferred stock	(3,713)	(3,547)

Earnings (loss) available to common shareholders from continuing operations	14,465	(17,274)

From discontinued operations:
Earnings available to common shareholders from discontinued operations	530	11,379

Net income (loss) available to common shareholders	$14,995	$(5,895)

Denominator for basic earnings (loss) per share
Weighted average shares outstanding	27,126	25,748

Basic earnings (loss) per share:
From continuing operations	$0.53	$(0.67)
From discontinued operations	0.02	0.44

Net income (loss) per share	$0.55	$(0.23)

Diluted Earnings (Loss) Per Share
Numerator for diluted earnings (loss) per share
From continuing operations:
Earnings (loss) available to common shareholders from continuing operations	$14,465	$(17,274)
Add: Dividends on convertible perpetual preferred stock (if conversion assumed)	—	—

Earnings (loss) available to common shareholders from continuing operations for calculation of diluted earnings (loss) per share	14,465	(17,274)

From discontinued operations:
Earnings available to common shareholders from discontinued operations	530	11,379

Net income (loss) available to common shareholders	$14,995	$(5,895)

Denominator for diluted earnings (loss) per share:
Weighted average shares outstanding	27,126	25,748
Effect of dilutive securities (if conversion or exercise assumed)
Convertible perpetual preferred stock	—	—
Employee share-based awards	433	—

Denominator for diluted earnings (loss) per share	27,559	25,748

Diluted earnings (loss) per share:
From continuing operations	$0.52	$(0.67)
From discontinued operations	0.02	0.44

Net income (loss) per share	$0.54	$(0.23)

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Universal Corporation

NOTE 4. SEGMENT INFORMATION

The principal approach used by management to evaluate the Company’s performance is by geographic region, although some components of the business are evaluated on the basis of their worldwide operations. The Company evaluates the performance of its segments based on operating income after allocated overhead expenses (excluding significant non-recurring charges or credits), plus equity in pretax earnings of unconsolidated affiliates.

Operating results for the Company’s reportable segments for each period presented in the consolidated statements of income were as follows:

	Three Months Ended June 30,
	2007	2006
(in thousands of dollars)
SALES AND OTHER OPERATING REVENUES
Flue-cured and burley leaf tobacco operations:
North America	$34,764	$81,365
Other regions (1)	340,410	309,943

Subtotal	375,174	391,308
Other tobacco operations (2)	75,043	55,609

Consolidated sales and other operating revenues	$450,217	$446,917

OPERATING INCOME (LOSS)
Flue-cured and burley leaf tobacco operations:
North America	$(5,185)	$241
Other regions (1)	32,258	13,169

Subtotal	27,073	13,410
Other tobacco operations (2)	7,131	2,025

Segment operating income	34,204	15,435
Less:
Equity in pretax earnings (loss) of unconsolidated affiliates (3)	1,143	(3,540)
Restructuring and impairment costs (4)	3,304	12,289

Consolidated operating income	$29,757	$6,686

(1)	Includes South America, Africa, Europe, and Asia regions, as well as inter-region eliminations.
(2)	Includes Dark Air-Cured, Special Services and Oriental, as well as inter-company eliminations. Sales and other operating revenues for this reportable segment include limited amounts for Oriental because its financial results consist principally of equity in the pretax earnings of an unconsolidated affiliate.
(3)	Item is included in segment operating income, but not included in consolidated operating income.
(4)	Item is not included in segment operating income, but is included in consolidated operating income.